SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2009

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005

(Address of principal executive office)

Registrant's telephone number, including area code: (702) 294-2689

Copies to:

Elliott N. Taylor, Esq. Parsons Behle & Latimer 201 South Main Street, Suite 1800 Salt Lake City, UT 84111 Phone: (801) 532-1234 Fax: (801) 536-6111	John C. Thompson, Esq. John C. Thompson, LLC 1371 East 2100 South, #202 Salt Lake City, Utah 84105 Phone: (801) 363-4854 Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of Material Definitive Agreement.

Effective April 24, 2009, the Company’s board of directors terminated the employment agreement between the Company and its President and Chief Executive Officer, Gary N. Benninger. Mr. Benninger’s employment agreement has an expiration date of August 31, 2009. Mr. Benninger’s employment agreement provides for termination payments and related accrued benefits, which amount and time frame for payment are currently subject to negotiation between the Company and Mr. Benninger.

In addition, the Company terminated the consulting agreements between the Company and Richard A. Steinke and Manuel (Manny) Chacon, who have been providing the Company with technology development and chemical formulating services, respectively. Each consulting agreement has an expiration date of August 31, 2009. The consulting agreements do not have a provision for early termination. As a result, the Company may continue to utilize the services of these consultants on an as-needed basis.

The contract terminations come as a result of the Company’s overall cost reduction and restructuring measures.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company announced that Gary N. Benninger has resigned as the Company’s President and Chief Executive Officer at the request of the Company’s independent board of directors, effective April 24, 2009. Mr. Benninger’s resignation comes as part of the Company’s management restructuring plan designed to reduce costs. The Board of Directors has named Michael Kapral, the Company’s Vice President of Marketing, to replace Mr. Benninger.  Mr. Benninger will continue to serve as a member of the Company’s board of directors.

Mr. Kapral joined the Company in March 2008. He has an extensive 25 year career in the tire and tire products industry.  From 2001 to 2008, he has been the General Manager of the Tire Division at Carpenter Company in Richmond, Virginia.  Prior to that, from 1995 to 2001, he was Territory Manager for Bridgestone Firestone Tire. Mr. Kapral’s experience includes tire fill material manufacture and sales, retread manufacturing operations and consumer retail tire sales in tire product areas ranging from medium truck tires to off-the-road tires.  He began his career working for his father in their retread shop, later moving into retail sales in their four store tire business located in Southern New York State.

Mr. Kapral’s employment compensation will remain consistent with the terms of his current employment agreement, that includes a base salary of $150,000 per year (currently reduced to $120,000 under the Company’s executive compensation reduction plan), which expires March 31, 2011.

There are no arrangements or understandings between Mr. Kapral and any other person pursuant to which he was selected as President and Chief Executive Officer.

Item 9.01 Financial Statements and Exhibits

Exhibit 99 - Press Release dated April 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  April 29, 2009

AMERITYRE CORPORATION

By: /S/ Anders A. Suarez

Anders A. Suarez

Chief Financial Officer